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Exhibit 99.1

WESTERN GAS RESOURCES, INC.
ANNOUNCES FIRST QUARTER 2005 RESULTS

        Denver, May 5, 2005. Western Gas Resources, Inc. (NYSE:WGR) today announced that for the quarter ended March 31, 2005, net income increased 12 percent to $32.6 million, or earnings of $0.43 per share of common stock. This compares to net income of $29.1 million, or earnings of $0.39 per share of common stock, for the same period in 2004. Net income for the first quarter ended March 31, 2004 includes the cumulative effect of a one-time after-tax gain from the change in an accounting principle of $4.7 million, or $0.07 per share. Earnings per share of common stock for both periods are presented on a fully-diluted basis, and for the first quarter of 2004 are after giving effect to preferred stock dividends.

        For the quarter ended March 31, 2005, revenues were $854.3 million, adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) was $83.9 million and cash flow before working capital adjustments was $80.6 million. For the quarter ended March 31, 2004, revenues were $771.2 million, adjusted EBITDA (earnings before interest, taxes, depreciation and amortization and the cumulative effect of the change in accounting principle) was $66.8 million and cash flow before working capital adjustments was $60.9 million. See the tables below for a reconciliation of adjusted EBITDA and cash flow before working capital adjustments.

        Volumes and prices.    Net production was 14.3 billion cubic feet equivalent ("Bcfe") and averaged 159 million cubic feet equivalent per day ("MMcfed"), representing a nine percent increase compared to the same period in 2004. Net sales volumes, including prior period adjustments was 14.8 Bcfe and averaged 164 MMcfed, representing a 12 percent increase compared to the same period in 2004.

        Gas throughput volumes at the Company's gathering and processing facilities averaged 1.36 billion cubic feet per day ("Bcfd") in the first quarter of 2005, representing a three percent increase compared to the same period in 2004.

        Total gas sales volumes marketed, including equity gas production, gas purchased under contracts at the Company's plants and gas purchased from third parties for resale, averaged 1.3 billion cubic feet per day ("Bcfd") in the first quarter of 2005. Average gas prices realized for marketed volumes for the quarter increased 11 percent to $5.91 per Mcf compared to $5.32 per Mcf for the same period in 2004.

        Total natural gas liquids ("NGLs") sales volumes marketed averaged 1.8 million gallons per day in the first quarter of 2005. Average NGL prices realized for marketed volumes for the quarter increased 33 percent to $0.84 per gallon compared to $0.63 per gallon for the same period in 2004.

        The Company's equity hedging positions increased operating profit by $400,000 for the first quarter of 2005 compared to a decrease in operating profit of $764,000 in the first quarter of 2004.

        Operations.    The Company's fully integrated operations include exploration and production, gathering and processing, transportation and marketing of natural gas and NGLs.

        Exploration and production realized segment-operating profit (adjusted EBITDA before general and administrative expenses) of $39.0 million for the first quarter of 2005 compared to $33.1 million for the first quarter of 2004.

        Gathering and processing operations realized segment-operating profit of $52.3 million for the first quarter of 2005 compared to $37.0 million for the first quarter of 2004.

        Gas transportation realized segment-operating profit of $3.3 million for the first quarter of 2005 compared to $2.4 million for the first quarter of 2004. The transportation segment includes the results from the MIGC and MGTC pipelines in the Powder River Basin.

        Marketing realized segment-operating profit of $1.8 million for the first quarter of 2005 compared to $3.0 million for the same period in 2004.

        Balance sheet.    At March 31, 2005, Western had total assets of $1.9 billion, total debt outstanding of $385.9 million and a debt to capitalization ratio of 35 percent, net of cash and cash equivalents. The Company increased its budget for capital expenditures in 2005 to $376.4 million. The increase in capital expenditures primarily relates to expansion of the Company's Oklahoma operations and increased drilling in the Pinedale Anticline area.

        Powder River Basin CBM.    Net coal bed methane, or CBM, production volumes in the first quarter of 2005, were 9.7 Bcf, or an average of 108 MMcfd, which is four percent less than the same period in 2004. The lower overall CBM production is the result of declines in production from the Wyodak fairway. As of April 2005, the Company's gross CBM production from the Big George fairway was approximately 97 MMcfd, a 116 percent increase from a year ago, from six development areas. Industry, including Western, was producing over 192 MMcfd in January 2005 from the Big George coal over a 50-mile area.

        Western currently plans to participate in over 850 gross wells in the Powder River Basin in 2005, of which approximately 170 wells were drilled in the first quarter of 2005. The Company expects to drill approximately 730 gross wells in various pilots in the Big George fairway during 2005. As of May 4, 2005, the Company has 52 percent of the required drilling federal permits and 46 percent of the required water discharge permits for its 2005 drilling program. In total, approximately 1,800 gross Big George wells have been drilled by the Company or its co-developer through April 2005, of which approximately 750 are producing gas and approximately 1,050 of which are dewatering or awaiting hookup.

        Western averaged 387 MMcfd of CBM gathering volumes, including third-party gas volumes, during the first quarter of 2005. Of that volume, approximately 97 MMcfd was transported through the Company's MIGC pipeline and 229 MMcfd was moved on the Company's 13-percent owned and operated Fort Union gathering header.

        Greater Green River Basin.    Production from the Greater Green River Basin, primarily in the Pinedale Anticline and Jonah Field development areas, increased 22 percent to 3.7 Bcfe net in the first quarter of 2005 compared to the same period of 2004 and averaged 40.5 MMcfed. In 2005, Western plans to participate in the completion of approximately 80 gross wells on the Pinedale Anticline, of which 19 were drilled in the first quarter. In total, 16 gross wells are planned in the Sand Wash, Washakie and Red Desert Basins, of which two were drilled in the first quarter.

        CEO comments.    Peter Dea, Chief Executive Officer and President, stated, "We experienced another excellent quarter as our integrated operations benefited from strong commodity prices and solid volumes in both our upstream and midstream operations. We are particularly encouraged with our steady progress in obtaining the necessary permits to implement our 2005 drilling program in the Powder River CBM development and the rapid growth of Big George CBM volumes. Our projected growth in upstream and midstream volumes remains on track as we look forward to another successful year in 2005."

        Revisions to operational performance guidance for the remainder of 2005.    The Company provided operational performance guidelines for 2005 in a press release dated February 24, 2005. The following information represents modifications to the previous guidance. Other guidance information remains unchanged.

        Production.    Gathering and transportation expense is expected to average $0.78 per Mcfe for the remainder of 2005.

        Gathering and Processing.    The gross operating margin (gross revenues less product purchase expenses) for the gathering and processing business is expected to average approximately $0.61 per Mcf of facility throughput for the remainder of 2005. Gross operating margin is dependent on commodity prices. These estimates are based on a higher assumption of $6.50 per Mcf for natural gas and $50.00 per barrel for crude oil (NYMEX-equivalent prices) and a lower NGL price relationship to crude oil. Plant operating expenses are expected to average approximately $0.20 per Mcf of throughput for the remainder of 2005.

        Other expenses.    General and administration expenses are expected to be approximately $33.0 million for the remainder of 2005. Depreciation, depletion and amortization expense is expected to approximate $93.1 million for the remainder of the year as follows: $49.9 million for exploration and production, $37.0 million for gathering and processing, $1.0 million for transportation and $5.2 million for corporate. Interest expense is expected to be approximately $13.8 million for the remainder of 2005. The provision for income taxes is expected to be approximately 37 percent, with 60 to 70 percent deferred.

        Earnings conference call.    Western invites you to participate in its first quarter 2005 earnings conference call today at 9:30 AM Mountain Time by dialing (719) 457-2657. A replay of the conference call will be available through midnight, May 11, 2005 by dialing (719) 457-0820 (pass code 4114307). The live conference call may also be accessed on the Internet by logging onto Western's Web site at www.westerngas.com. Select Financial/Investor Information followed by the Current News option on the menu. Log on at least ten minutes prior to the start of the call to register, download and install any necessary audio software. An audio replay will be available on the web site through May 31, 2005.

        Company Description.    Western is an independent natural gas explorer, producer, gatherer, processor, transporter and energy marketer providing a broad range of services to its customers from the wellhead to the sales delivery point. The Company's producing properties are located primarily in Wyoming, including the developing Powder River Basin coal bed methane play, where Western is a leading acreage holder and producer, and the rapidly growing Pinedale Anticline. The Company also owns and operates natural gas gathering, processing and treating facilities in major gas-producing basins in the Rocky Mountain, Mid-Continent and West Texas regions of the United States. For additional Company information, visit Western's web site at www.westerngas.com.

        This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding drilling activity, production, new well locations, gross operating margin and operating expenses. Although the Company believes that its expectations are based on reasonable assumptions, Western can give no assurances that its goals will be achieved. These statements are subject to numerous risks and uncertainties, which may cause actual results to differ materially. These risks and uncertainties include, among other things, changes in natural gas and NGL prices, the timeliness of federal and state permitting activity, the drilling budgets and schedules of third parties on the Company's non-operated properties, government regulation or action, geological risk, environmental risk, weather, rig availability, transportation capacity and other factors as discussed in the Company's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.

Investor Contact:	Ron Wirth, Director of Investor Relations (800) 933-5603 E-mail: rwirth@westerngas.com

Financial Results:
(Dollars in thousands except share and per share amounts)

	Three Months Ended March 31,
	2005	2004
Revenues:
Sale of gas	$696,219	$665,310
Sale of natural gas liquids	132,969	92,915
Gathering, processing and transportation revenues	23,880	16,829
Price risk management activities	(40)	(5,480)
Other	1,287	1,642

Total Revenues	854,315	771,216
Costs and Expenses:
Product purchases	707,354	657,342
Plant and transportation operating expense	27,699	21,934
Oil and gas exploration and production expense	24,896	17,110
Depreciation, depletion and Amortization	29,078	22,626
Selling and administrative expense	12,532	9,946
Loss from asset sales	28	—
(Earnings) from equity investments	(2,134)	(1,926)
Interest expense	3,520	5,802

Total costs and expenses	802,973	732,834
Income before taxes	51,342	38,382
Provision for income taxes	18,714	14,008

Net income before cumulative effect of changes in accounting principle	32,628	24,374
Cumulative effect of change in accounting principle, net of tax	—	4,714

Net Income	32,628	29,088
Preferred stock requirements	—	(816)

Income attributable to common stock	32,628	28,272

Weighted average shares of common stock outstanding	74,148,269	68,365,900

Earnings per share of common stock	$0.44	$0.41

Weighted average shares of common stock — assuming dilution	75,559,318	73,651,610

Earnings per share of common stock — assuming dilution	$0.43 (1)	$0.39 (2)

(1)
Fully-diluted earnings per share for the quarter ended March 31, 2005 include, as potential common shares, the issuance of 1.4 million common shares from the possible exercise of stock options.

(2)
Fully-diluted earnings per share for the quarter ended March 31, 2004 include, as potential common shares, the issuance of 1.8 million common shares from the possible exercise of stock options and 3.5 million common shares upon an assumed conversion of the $2.625 cumulative convertible preferred stock, and also include an assumed reduction of preferred dividends of $816,000 in determining net income attributable to common stock.

Condensed Consolidated Balance Sheet:
(Dollars in thousands)

	As of March 31, 2005	As of December 31, 2004
Assets:
Current assets	$473,357	$523,476
Property and equipment, net	1,304,847	1,225,909
Other assets	97,473	90,727

Total assets	$1,875,677	$1,840,112

Liabilities and Stockholders' Equity:
Liabilities:
Current liabilities	$480,818	$475,947
Long-term debt	385,900	382,000
Other liabilities	305,234	300,137

Total liabilities	1,171,952	1,158,084
Stockholders' equity	703,725	682,028

Total liabilities and stockholders' equity	$1,875,677	$1,840,112

Reconciliation of Net Income to Adjusted EBITDA:
(Dollars in thousands)

	Three Months Ended March 31,
	2005	2004
Net Income	$32,628	$29,088
Add:
Cumulative effect of change in accounting principle, net of tax	—	(4,714)
Depreciation, depletion and amortization	29,078	22,626
Interest expense	3,520	5,802
Income taxes	18,714	14,008

Adjusted EBITDA	83,940	66,810

        This data does not purport to reflect any measure of operations or cash flow. Adjusted EBITDA is not a measure determined pursuant to generally accepted accounting principles, or GAAP, nor is it an alternative to GAAP income. The Company is presenting this information, as it is a measure of financial performance used in the Company's credit facilities to monitor the Company's ability to perform under these facilities.

Reconciliation of Net Income to
Cash Flow before Working Capital Adjustments:
(Dollars in thousands)

	Three Months Ended March 31,
	2005	2004
Net Income	$32,628	$29,088
Add income items that do not affect operating cash flows:
Depreciation, depletion and amortization	29,078	22,626
Deferred income taxes	11,364	10,465
Loss on sale of assets	28	—
Non-cash change in fair value of derivatives	8,469	6,219
Compensation expense from common stock options	273	181
Cumulative effect of change in accounting principle	—	(4,714)
Other non-cash items, net	(1,220)	(2,940)

Cash flow before working capital adjustments	$80,620	$60,925

        Cash Flow before Working Capital Adjustments is not a measure determined pursuant to generally accepted accounting principles, or GAAP, nor is it an alternative to GAAP income. The Company is presenting this information, as it is an important measure of financial performance used by equity analysts.

Operating Results:
 (Dollars in thousands except per Mcfe, per Mcf and per Gal amounts)

	Three Months Ended March 31,
	2005	2004
Exploration and Production:
Average gas production — net volumes sold (MMcfed)	164	145
Average gas price ($/Mcfe) (1)	$4.96	$4.41
Gathering and transportation expense ($/Mcfe)	$0.82	$0.71
Average wellhead gas price ($/Mcfe) (2)	$4.14	$3.70
Production taxes ($/Mcfe)	$0.47	$0.51
LOE ($/Mcfe) (3)	$0.87	$0.64
Other expense ($/Mcfe) (4)	$0.25	$0.18
Effect of equity hedges	$1,226	$1,500
Segment — operating profit	$38,952	$33,114
Depreciation, depletion and amortization	$15,629	$10,991
Gas Gathering and Processing:
Gas throughput volumes (MMcfd)	1,356	1,312
Gross operating margin ($/Mcf) (5)	$0.64	$0.49
Plant operating expenses ($/Mcf) (5)	$0.22	$0.18
Effect of equity hedges	$(826)	$(2,264)
Income from equity investments	$2,134	$1,926
Segment — operating profit	$52,289	$36,990
Depreciation, depletion and amortization	$11,279	$9,001
Gas Transportation:
Gas transportation volumes (MMcfd)	153	153
Transportation and sales revenue	$5,938	$5,739
Operating and product purchase expense	$2,670	$3,341
Segment — operating profit	$3,267	$2,398
Depreciation, depletion and amortization	$403	$416
Marketing:
Average gas sales (MMcfd)	1,302	1,367
Average NGL sales (MGald)	1,763	1,611
Average gas price ($/Mcf)	$5.91	$5.32
Average NGL price ($/Gal)	$0.84	$0.63
Average gas sales margin ($/Mcf)	$0.007	$0.019
Average NGL sales margin ($/Gal)	$0.006	$0.004
Segment — operating profit	$1,805	$2,959
Depreciation, depletion and amortization	$35	$17

(1)
Net of fuel and shrink.

(2)
Net of fuel, shrink, gathering and transportation. Excludes effect of hedging.

(3)
Includes production overhead.

(4)
Includes delay rentals, geological and geophysical expense, impairment and unsuccessful well expense.

(5)
Per Mcf of throughput. Gross operating margin is gross revenues less product purchases and joint interest and excludes effect of hedging.

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  Exhibit 99.1
WESTERN GAS RESOURCES, INC. ANNOUNCES FIRST QUARTER 2005 RESULTS